Exhibit 99.1

First Quarter Report
Quarter ended March 31, 2012

Three Eldridge Place in Houston, Texas

First Quarter Overview

•	Occupancy at the end of the first quarter of 2012 was 85%, an increase from 84% at the end of 2011.

•

890,000 square feet of leases were executed during the first quarter of 2012, including 465,000 square feet of renewals (representing a 66% renewal rate), 202,000 square feet of expansions, and 223,000 square feet of new leases. Net absorption was 184,000 square feet.

•

Two properties were transferred to their respective lenders pursuant to foreclosures resulting in an aggregate gain on troubled debt restructuring of $3.6 million and a gain on transfer of assets of $2.4 million during the first quarter of 2012. Collectively, these properties represented approximately 396,000 square feet, or approximately 1.9% of the Company’s net rentable square footage at year end 2011.

•	The Company’s advisor waived $1.1 million of asset management fees for the first quarter of 2012, which brings the total of fees waived since the second quarter of 2009 to $23.6 million.

Financial Highlights

(in thousands, except per share data)	3 mos. ended	3 mos. ended
Some numbers have been rounded for presentation purposes.	Mar. 31, 2012	Mar. 31, 2011
Modified FFO attributable to common stockholders	$7,520	$11,373
Basic and diluted Modified FFO, per common share	$0.03	$0.04
Distributions declared on common shares	$7,439	$7,389
Distributions declared per share	$0.025	$0.025

(in thousands)	As of Mar. 31, 2012
Total assets	$3,496,919
Total liabilities	$2,568,411

Investor Information

A copy of the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov or by written request to the Company at its corporate headquarters. For additional information about Behringer Harvard and its investment programs, please contact us at 866.655.3650.

Reconciliation of Net Loss to Funds from Operations (FFO) and Modified Funds from Operations (MFFO) attributable to common stockholders

	3 mos. ended	3 mos. ended
(in thousands, except per share data)	Mar. 31, 2012	Mar. 31, 2011
Net loss	$(27,840)	$(30,483)
Net loss attributable to noncontrolling interests	41	172
Real estate depreciation and amortization from consolidated properties	50,688	60,858
Real estate depreciation and amortization from unconsolidated properties	1,989	1,720
Gain on sale or transfer of depreciable real estate	(2,381)	(639)
Noncontrolling interests share of above adjustments	(253)	(313)
FFO attributable to common stockholders	22,244	31,315

Acquisition expenses	—	35
Straight-line rent adjustment	(7,618)	(6,498)
Amortization of above- and below-market rents, net	(3,540)	(10,372)
Gain on troubled debt restructuring	(3,587)	(3,136)
Noncontrolling interest share of above adjustments	21	29
MFFO attributable to common stockholders	$7,520	$11,373
Weighted average common shares outstanding–basic	297,646	295,643
Weighted average common shares outstanding–diluted	297,659	295,643
Net loss per common share–basic and diluted	$(0.09)	$(0.10)
FFO per common share–basic and diluted	$0.07	$0.11
MFFO per common share–basic and diluted	$0.03	$0.04

Note: There are no dilutive securities for calculating net loss per common share